Exhibit 10.9
AGREEMENT for the CONNECTION of an EXIT POINT

Dated:                            1995

BETWEEN (1)      SOUTH WESTERN ELECTRICITY plc
                 Whose registered office is at 800
                 Park Avenue, Aztec West,
                 Almondsbury, Bristol BS12 4SE ("We
                 Us", "Our" as the context requires)

AND     (2)      C. Shippam Ltd.
                 whose registered office is at
                 East Walls,
                 Chichester,
                 West Sussex
                 for itself and as registered affiliates listed in Schedule 1
                 ("You", "Your" as the context requires)

It is agreed that We will connect Your electrical installation to Our Distribution System and You will accept the connection subject to the Contract Terms and Schedules which are incorporated into this agreement. However while You are a Tariff customer, the Public Electricity Supply Code, and Schedule 6 of the Electricity Act 1989, shall take precedence over the Contract Terms.

For the purpose of these conditions:

SCHEDULE 1               GENERAL

Commencement Date:       1st October 1995

Period of Notice:        28 days

Termination Date:        30th September 2035

Premises:                C Shippman, Ltd.
                         Poultry Processing Division,
                         Station Yard,
                         Crediton,
                         Devon, EX17 3PP

Accommodation:           Substation.  (As specified on the attached Drawing No.
                         31-5557-S1)

Exit Point:              The outgoing terminals of Our metering equipment.

Notices                  Our Address                       Your Address

Address                  800, Park Avenue,         Poultry Processing Division,
                         Aztec West,               Station Yard,
                         Almondsbury,              Credition,
                         Bristol, BS12 4SE         Devon, EX17 3PP

Fax No.                  01454 616675              01363 775909




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Schedule 2 -                                Characteristics of Supply:
                                            -------------------------

Phase:                                      Three

Current:                                    Alternating

Voltage:                                    230/400 Volts

Frequency:                                  50 Hertz

Maximum Capacity:                           750 kVA

Design Short-Circuit                        25 kA
Rating:

SCHEDULE 3 -                                Terms for Connection
                                            --------------------

S3.1 To pay Us a connection charge of(pound)4,236.33 excluding value added tax.

S3.2 The Maximum Capacity stated in Schedule 2 has been requested by You and Agreed by Us. The Maximum Capacity will be fixed 30/11/2000 unless increased by agreement between You and Us, in which case the increased Maximum Capacity will be fixed for a period of five years from the date of increase.

SCHEDULE 4 -                                Generators
- ----------                                  ----------

We consent to the following generators to be directly or indirectly connected to Our Distribution System.

S4.1 Plant capable of operating in parallel with Our Distributing System:

               None

S4.2 Plant not capable of operating in parallel with Our Distribution System:

               None


               Signed by............................................... for You

               ........................................................Position

               ..........................................................for Us
               Head of Connection Policy



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                          SOUTHWESTERN ELECTRICITY plc

                        ELECTRICITY CONNECTION AGREEMENT

                             INDEX of CONTRACT TERMS

      Clause                                                          Page

      Schedules

1.    Connection                                                        2

2.    Your Right to an Electricity Connection                           2

3.    Payment of Connection Charge                                      3

4.    Limitation of Demand                                              3

5.    Distribution Code                                                 3

6.    Plant and Apparatus                                               3

7.    Accommodation and Rights of Access                                4

8.    Your Installation and Equipment                                   4

9.    Power Factor and Phase Balance                                    5

10.   Modifications                                                     5

11.   Metering Equipment                                                5

12.   Assignment                                                        6

13.   Events of Default and Termination                                 6

14.   Force Majeure                                                     7

15.   Limitation of Liability                                           7

16.   Variation, Waiver and Savings                                     8

17.   Arbitration                                                       8

18.   Miscellaneous Provisions                                          9

19.   Definitions                                                       10

20.   Appendix (where required)                                         13



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                ELECTRICITY CONNECTION AGREEMENT - CONTRACT TERMS


1.     CONNECTION

       This agreement contains the terms upon which Your Installation shall be connected to the Distribution System at the Exit Point with effect from the date of this agreement, and shall replace any earlier agreements or arrangements between Us and You for the Exit Point and Your Installation.

2.     YOUR RIGHT TO AN ELECTRICITY CONNECTION

       2.1 You have the right for Your Installation to be Connected and to remain Connected to the Distribution System at the Exit Point subject to the terms of this agreement.

       2.2 The right to be Connected does not include the right to be Energised. Under the terms of this agreement, You have the right for the Exit Point to be Energised provided that reasonable evidence is given to Us that an Authorised Electricity Operator agrees to supply electricity to You and agrees terms with Us for use of Our Distribution System. If the Operator is not a pool member under the Pooling and Settlement Agreement an agreement is required with Us for any necessary top-up or standby electricity supply.

       2.3 We shall De-Energise the Exit Point as soon as We reasonably can after being instructed to do so by You or by the Authorised Electricity Operator and shall act with Good Industry Practice when carrying out the work. Where the instruction has been given by an Authorised Electricity Operator, We will give You notice of Our intention to De-Energise, and any grounds stated in the instruction unless Force Majeure prevents Us from doing so.

       2.4            We may De-Energise the Exit Point immediately where:

                      We are instructed to do so by NGC or We are required to do so under Part XVII (Seventeen) of the Pooling and Settlement Agreement or where We are required to do so by the Act or where We are authorised to do so under the Regulations or the conditions referred to in Clause 2.2 are no longer satisfied or We can do so under the terms of this agreement and shall at all times act with Good Industry Practice in carrying out De- Energisation. If We are notified of circumstances in which We may be instructed or required to act or We become aware of circumstances in which We may wish to act We shall immediately inform You.

       2.5 If at any time when You do not have the right for the Exit Point to be Energised and You take a supply of electricity through the Exit Point, You shall pay Us on demand such sum as We require for the supply of electricity calculated under Section 2 of Our current published charges for top-up and standby electricity, together with other reasonable and proper costs which We have incurred.

       2.6 We shall be entitled to De-energise the Distribution System and Our Equipment from time to time provided that:

                      (a) We comply with the requirements of the Distribution Code; and

                      (b) We give You a minimum of 2 days' written notice of Our intention to De-energise the Exit Point unless Force Majeure prevents Us from doing so; or the Exit Point


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                              has to be De-energised immediately because of
                              accident or other emergency, or to avoid failure of, or serious interference with, other electricity supplies.

                      (c) We re-Energise the Exit Point as quickly as reasonably possible.

       2.7 When the Exit Point is Energised under this Agreement, the characteristics of the supply of electricity delivered at the Exit Point shall be as specified in Schedule 2, subject to the variations permitted by the Regulations.

       2.8 It the Exit Point is temporarily De-Energised or Disconnected at Your request, You shall pay to Us on demand any reasonable and proper costs incurred by Us as a result of The De-Energisation or Disconnection and any subsequent re-Energisation or re-Connection.

3.     PAYMENT OF CONNECTION CHARGE

       3.1 You agree to pay to Us in advance any connection charge specified in Schedule 3 or any subsequent charge for a modification. The connection charge is calculated in accordance with Our statement of connection charges for the time being in force.

       3.2 You agree to pay Us the charge due and payable under any Previous Agreement specified in Schedule 1.

       3.3 You agree to pay each account in full within 14 days of the date of the invoice.

       3.4 All amounts mentioned in this agreement as payable are exclusive of Value Added Tax and We may add to such amounts, and You agree to pay, Value Added Tax at the rate which applies from time to time.

       3.5 It at Your request the Director decides that the connection charge payable under this agreement has not been calculated correctly under Our statement of connection charges, We shall pay to You the amount by which You have been overcharged together with interest on that amount from the date on which such charge was paid until the date of payment of such interest. Interest shall accrue from day to day at the rate equivalent to Lloyds Bank Minimum Lending Rate.

4.     LIMITATION OF DEMAND

       4.1 You agree not to take at any time more electricity through the Exit Point than the Maximum Capacity. If You do take more than the Maximum Capacity, We may give You written notice setting out details and request You to remedy the situation. If You have not remedied the situation within three days of receipt of the written notice, We reserve the right to De-energise the Exit Point until such time as You are able to satisfy Us that the Maximum Capacity will not be exceeded when the connection is renewed or arrangements have been made for a Modification.

       4.2 Where the Maximum Capacity is exceeded You shall pay to Us the reasonable additional costs incurred by Us as a result, including the costs of De-energising the Exit Point under clause 4.1 and any later re-Energisation.

5.     DISTRIBUTION CODE



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       5.1            We and You agree to comply with all relevant provisions of the Distribution Code. A copy of the Distribution Code is available from Us on request.

       5.2 In the event of any conflict between this Agreement and the Distribution Code, the Distribution Code shall apply.

6.     PLANT AND APPARATUS

       6.1 Each Party shall ensure that its agents, employees and guests will not interfere in any way with any of the Plant or Apparatus of the other without the consent of the other except where emergency action has to be taken to protect the health and safety of persons or protect the Distribution System, in which case interference in order to protect the health and safety of such persons or to protect the Distribution System shall be allowed.

       6.2 You agree at all times to take all necessary precautions to protect Our Equipment on the Premises from damage and for that purpose shall comply with any reasonable requirements from time to time made by Us.

       6.3 We consent to a Registered Meter Operator connecting meter(s) to the Point of Final Connection and removing and replacing the Metering Potential Fuses.

       6.4 If You are in breach of Clauses 6.1 or 6.2 and as a result any part of Our Equipment is lost or damaged, You agree to pay to Us the full amount of any loss, damage and expenses sustained by Us as a result, unless the loss or damage was caused by fair wear and tear, Force Majeure, or by the act or default of Us or Our employees, agents or subcontractors.

7.     ACCOMMODATION AND RIGHTS OF ACCESS

       7.1 You agree to the arrangements with Us for the Accommodation and rights of access set out in this Clause.

       7.1.1 Provide, without cost to Us, the Accommodation specified in Schedule 1, on the Premises to Our requirements for Our Equipment, together where separately located accommodation for Our metering equipment, cable termination and ancillary equipment.

       7.1.2 Unless we already have a lease of the Accommodation, grant or arrange for the grant of a lease of the Accommodation to Us within twenty eight days of the date of our written request and at Our cost. The form of the lease required shall be substantially as set out in the Appendix. We will be responsible for Your reasonable legal costs and for the costs of preparing and producing the lease. If You are a leasehold owner, the length of Your lease to Us will either be for ninety nine years or the length of Your leasehold ownership if this period is less than ninety nine years.

       7.1.3 Acknowledge that Our equipment laid, installed or fixed in the Premises shall remain in Our ownership and shall not be deemed to pass to a third party on a transfer of the Premises.

       7.1.4 Provide, without cost to Us, a dual switch socket outlet, a luminaire and space heating to a minimum standard so as to give frost protection in the switchroom together with a 240 volt electricity supply.


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       7.1.5          Keep in good order repair and condition without cost to Us all parts of the Accommodation including the interior surfaces and/or boundary fences and/or cladding which enclose the Accommodation.

       7.1.6. Permit such employees or agents of Ours as are reasonably necessary to enter the Premises to carry out connection or modification works or to operate, read meters, inspect or test the Metering Installation, work on Our Equipment or Your Installation or lawfully disconnect or de-energise the Exit Point or for any other purpose required for the operation of the Distribution System and shall be given safe and unobstructed access.

       7.2 The rights of access specified in paragraphs 5, 6, 7 and 8 of Schedule 6 to the Act shall apply to this agreement. Any individuals to whom access is given under this Clause shall comply with all reasonable directions given by Us or You and Your authorised employees and agents as to general safety and site security requirements.

8.     YOUR INSTALLATION AND EQUIPMENT

       8.1 Except where clear written representations are given to You by Us, We give no warranty, about the adequacy, safety or other characteristics of Your Installation.

       8.2 You understand that We may use switchgear with auto-reclosing facilities, that Your Installation should be designed so as not to suffer damage through the operation of these facilities and that We accept no liability for such damage to the extent such damage is attributable to Your failure adequately to design Your Installation.

       8.3 If You take a supply of electricity from the Distribution System for the operation of any equipment which during the normal operation of the Distribution System adversely affects voltage regulation or the supply of electricity to You or others or in our reasonable opinion is likely so to do, You shall at Your own expense remedy the condition in a manner considered adequate in Our reasonable opinion and if the condition is not remedied within a reasonable time of Us giving notice to You, We may immediately De-energise the Exit Point until the condition has been remedied and You pay to Us the full costs, losses and expenses caused to Us.

       8.4 You agree not to connect any electricity generating plant to the Distribution System directly or indirectly without Our previous written consent, which will not be unreasonably delayed or withheld. Consent has been granted for the generators (if any) specified in Schedule 4. Where You possess an emergency back-up electricity generation facility not included in Schedule 4, You may utilise such facility at such times as a supply of electricity is not available from the Distribution System provided that You first isolate Your generating plant from the Distribution system by De-Energising the Exit Point.

9.     POWER FACTOR AND PHASE BALANCE

       9.1 Where required by Us, You agree to maintain at Your cost the power factor of any supply of electricity at not less than 0.95 leading and 0.8 lagging.

       9.2 Where a supply of electricity is provided in two or more phases, You shall ensure as far as it is reasonably practicable that the demand is at all time balanced between the phases.

10.    MODIFICATIONS


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       10.1           Where You wish to make a Modification You agree to
                      complete and submit to Us Our form of Application for a Modification and comply with its terms.

       10.2 We shall make a Modification Offer to You as soon as reasonably practicable. The Modification Offer shall include the details of any proposed variations We require to this Agreement and its Schedules.

       10.3 We shall have no obligation to compensate You for the cost and expense of any Modification required to be made by You as a result of any Modification by Us.
       10.4 You have the right of appeal to the Director General of Electricity Supply if You and We cannot agree terms for a Modification. The address of the Director General is The Off ice of Electricity Regulation, Hagley House, Hagley Road, Edgbaston, Birmingham B168QG.

11.    METERING EQUIPMENT

       11.1 Schedule 7 of the Act permits You to provide Your own Metering Installation subject to Our consent, such consent not to be unreasonably withheld. Such consent may be withheld if the Registered Meter Operator is You or Your Affiliate.

       11.2 You must employ either Us or another Registered Meter Operator as Your agent to install, maintain and/or remove Your Metering Installation.

       11.3 The Act requires You to keep the Metering Installation in good order for correctly registering the supply of electricity. If the Metering Installation is not kept in good order then We may De-Energise or Disconnect the Exit Point.

       11.4 You agree to indemnity Us for any loss or damage arising from any defect in the Metering Installation unless We act negligently as the Registered Meter Operator at the time of the occurrence of the loss or damage.

       11.5 The requirements for accuracy of electricity meters are set out in the Meter Certification Regulations (1 990 Statutory Instrument 792) for meter's certified under the procedure prescribed by the Regulations. For meters which are connected to the settlement system for electricity supply, more stringent accuracy standards are imposed by Code of Practice Five (issue 2, Version 1.03). Copies of Code of Practice Five are available from the Electricity Pool of England and Wales whose address is Second Floor, 15 Bloomsbury Square, London WC1A2LP.

       11.6 We do not give any warranty, express or implied or accept any responsibility, as to the adequacy, safety or other characteristics of the Metering Installation unless We are the Registered Meter Operator.

       11.7 You agree to require the Registered Meter Operator to provide Us such information and assistance as We may reasonably require to enable Us to exercise Our rights and perform its obligations as operator of the Distribution System and, if applicable, the supplier of electricity.

12.    ASSIGNMENT



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       12.1           This agreement shall not be assigned to another person by
                      You without Our previous written consent, such consent not to be unreasonably withheld. If you leave the Premises, We will offer a new connection agreement to the next owner or occupier of the Premises.

13.    EVENTS OF DEFAULT AND TERMINATION

       13.1 This agreement shall continue until terminated under this Clause.

       13.2 This agreement shall continue in force until the termination date specified in Schedule 1 unless terminated at an earlier date by either You giving not less than 28 days notice in writing or by Us under Clause 13.5.

       13.3           Your Installation may be De-Energised if You--

                      do not pay any valid account for charges within one calendar month of the date on which it was billed; (you having been sent one intermediate reminder); or

                      breach the Contract and do not remedy the breach within a reasonable time after having received written notice of default; or

                      You have in Our reasonable belief made unauthorised use of electricity or committed theft of electricity; or

                      are adjudicated bankrupt; or become subject to an administration order, proposal for a voluntary arrangement, receivership or liquidation; or

                      You are unable to pay Your debts (within the meaning of the Insolvency Act 1986) or make a proposal for a voluntary arrangement under Part I of that Act.

       13.4 Once We have given notice of an event of default under Clause 13.3 this agreement shall terminate and, without prejudice to Our other rights and remedies, We may Disconnect the Exit Point.

       13.5 If the Exit Point is De-Energised for a continuous period of three months We may give You twenty-eight days notice in writing to terminate this agreement.

       13.6 Upon termination of the Agreement You shall allow Us to enter Your Premises in order to remove Our Equipment and shall pay Us all sums then due and payable or accrued under this agreement and any reasonable costs incurred by Us in Disconnecting the Exit Point and removing Our Equipment.

       13.7 If You have not already granted Us a Lease of the Accommodation and give notice to terminate this Agreement We shall be entitled to take a lease from You of the Accommodation with all reasonably necessary ancillary rights on such reasonable terms as may then be agreed or, failing agreement, on terms decided by an arbitrator appointed under the Dispute Resolution procedure in Clause 17.

14.    FORCE MAJEURE

       If either Party shall be unable to carry out any of its obligations under this Agreement due to Force Majeure this Agreement shall remain in effect but except as otherwise provided in this Agreement both


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       Parties' obligations other than any obligation as to payment of charges shall be suspended without liability for a period equal to the Force Majeure event provided that:

       (a) the suspension of performance is no greater and of no longer duration than is required by the Force Majeure;

       (b) no obligations of either Party that arose before the Force Majeure causing the suspension of performance are excused as a result of the Force Majeure; and

       (c) the non-performing Party uses all reasonable efforts to remedy its inability to perform.

15.    LIMITATION OF LIABILITY

       15.1 Neither We or You shall be liable to the other for any breach of this Agreement directly or indirectly caused by Force Majeure.

       15.2 Neither Party (the 'Party Liable') nor any of its officers, employees or agents shall be liable to the other Party for loss arising from any breach of this Agreement other than for loss directly resulting from such breach and which at the date of this Agreement was reasonably foreseeable as likely to result in the ordinary course of events from such breach and which resulted from physical damage to the property of the other Party, its officers, employees or agents Provided That the liability of either Party in respect of claims for such loss or damage shall not exceed the sum of El,000,000 (one million pounds) per incident or series of related incidents.

       15.3 Nothing in this agreement shall exclude or limit the liability of the Party Liable for death or personal injury resulting from the negligence of the Party Liable, or any of its officers, employees or agents and the Party Liable shall indemnity and keep indemnified the other Party, its officers, employees or agents from and against all such and any loss or liability which such other Party may suffer or incur by reason of any claim on account of death or personal injury resulting from the negligence of the Party Liable, or any of its officers, employees or agents.

       15.4 Subject to Clause 15.6 neither Party, nor any of its officers, employees or agents shall in any circumstances whatsoever be liable to the other Party for any loss of profit, loss of revenue, loss of use, loss of contract or loss of goodwill or any indirect or consequential loss or loss resulting from the liability of such other Party to any other person however and whenever arising except under Clause 15.3.

       15.5 The rights and remedies provided by this agreement to the Parties are exclusive and not cumulative and exclude and are in place of all rights or remedies provided by common law or statute, including any rights either Party may possess in tort which shall include actions brought in negligence and/or nuisance.

       15.6 Clause 15 shall override any other provision of this agreement so far as it excludes or limits liability, provided that nothing in this Clause shall exclude or restrict or otherwise prejudice any of the rights, powers, duties and obligations of either Party which are conferred or created by the Act, the Licence, or the Regulations or the rights, powers, duties and obligations of the Director or the Secretary of State under the Act, the Licence or otherwise.



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16.    VARIATION, WAIVER AND SAVINGS

       16.1 No variations to this agreement shall be effective unless made in writing and signed by or on behalf of You and Us. However, each Party shall effect any amendment required to be made to this agreement by the Director as a result of a change in the Licence or an order made under the Act or as a result of settling any of the terms of this agreement and You authorise and instruct Us to make any such amendment on Your behalf and undertake not to withdraw or qualify such authority or instruction at any time during the period of this agreement.

       16.2 Either We or You shall at any time be entitled to propose variations to this Agreement by notice in writing to the other Party. We and You shall negotiate in good faith the terms of any such variation, but if a variation to the Agreement has not been agreed and put into effect within one month after it has been proposed, either Party shall be entitled to refer the matter to the Director, as if the variation were a new agreement as referred to in that condition. We and You shall give effect to the decision of the Director and shall enter into any agreement supplemental to this Agreement as shall be necessary to give effect to any variation agreed or so decided.

       16.3 None of the provisions of this Agreement shall be considered waived by either Party unless the waiver is given in writing.

       16.4 No delay by or omission of either Party in exercising any right, power, privilege or remedy under this Agreement or the Distribution Code shall reduce such right, power, privilege or remedy or be construed as a waiver.

       16.5 It any provision of this Agreement is or becomes or is declared invalid, unenforceable or illegal by the courts of any jurisdiction to which it is subject or by order of the Commission of the European Communities or by order of the Secretary of State such invalidity, unenforceability or illegality shall not prejudice or affect the remaining provisions of this Agreement which shall continue in full force and effect notwithstanding such invalidity, unenforceability or illegality.

17.    ARBITRATION

       17.1 Any dispute or difference arising in connection with this Agreement between You and Us shall be referred to arbitration under the arbitration rules of the Electricity Arbitration Association in force from time to time except where expressly stated in this Agreement to the contrary, and subject to any contrary provision of the Act, any licence issued under the Act or the Regulations.

       17.2 Whatever the nationality residence or domicile of either Party and wherever the dispute or difference arose the law of England and Wales shall be the proper law of any reference to arbitration and in particular the provisions of the Arbitration Acts 1950 to 1979 shall apply to any such arbitration wherever it shall be conducted.

       17.3 Subject to Clause 17.5, if any third party brings any legal proceedings in any court against any Party, (the 'defendant Party') and the defendant Party wishes to make a third party claim (as defined in Clause 17-4) against the other Party which would but for this Clause 17.3 have been a dispute or difference referred to arbitration under Clause 17.1 then the provisions of Clause 17.1 shall not apply and instead of arbitration, the court in which the


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                      legal proceedings have been commenced shall hear and
                      completely adjudicate upon the legal Proceedings and the third party claim not only between the third party and the defendant Party but also between either or both of them and the other Party whether by way of third party proceedings or otherwise as may be ordered by the court.

       17.4 For the purpose of this Clause 'third party claim' shall mean:-

                      (a) any claim by a defendant Party against the other Party (whether or not already a party to the legal proceedings) for any contribution or indemnity, or

                      (b) any claim by a defendant Party against the other Party for any relief or remedy connected with the subject matter of the legal proceedings and substantially the same as some relief or remedy claimed by the third party, or

                      (c) any requirement by a defendant Party that any question or issue connected with the subject matter of the legal proceedings should be determined not only as between the third party and the defendant Party but also as between either or both of them and the other Party (whether or not already a party to the legal proceedings).

       17.5 Clause 17.3 above shall apply only if at the time the legal proceedings are commenced no arbitration has been commenced between the defendant Party and the other Party raising or involving the same or substantially the same issues as would be raised by or involved in the third party claim. The tribunal in any arbitration which has been commenced prior to the commencement of legal proceedings shall decide the question, in the event of dispute, whether the issues raised or involved are the same or substantially the same.

18.    MISCELLANEOUS PROVISIONS

       18.1 This Agreement, including the Schedules, shall constitute the entire agreement between the Parties concerning its subject matter and replaces all previous agreements and understandings between the Parties with respect thereto and each of the Parties acknowledges and confirms that it does not enter into this Agreement in reliance on any representation or warranty or other undertaking not fully reflected in the terms of this Agreement, and no amendment, modification or substitution hereto shall be effective unless in writing and signed by both Parties.

       18.2 This Agreement shall be governed by the law of England and Wales.

       18.3 Any notice given under this Contract shall be properly given if sent by first class letter post, by hand, or by facsimile transmission to:-

                      (a)    Us - at Our Registered Office; or

                      (b)    You - at Your Registered Office or at the Premises.

       18.4 Any notice sent by first class post will be deemed to have been given two days after it was sent and a notice delivered during normal office hours by hand, or facsimile will be deemed to have been served upon actual delivery of transmission.

       18.5 Any reference in this agreement to a statute, statutory instrument, regulation or order shall be a reference to such statute, statutory instrument, regulation or order as amended or re-


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



                      enacted. Similarly, any reference in this agreement to another agreement or any deed or other instrument shall be a reference to that other agreement, deed or other instrument as amended.

       19.            DEFINITIONS

       19.1 In this agreement the following expressions shall have the meanings set next to them:-

       "Accommodation" the accommodation specified in Clause 7 and Schedule 1.

       "Act" The Electricity Act 1989;

       "Affiliate" of any person, is a reference to any holding company or subsidiary or any subsidiary of a holding company of such person; in each case, within the definition of the Companies Acts 1985 and 1989;

       "Application for a Modification" Our standard Form of Application for a Modification;

       "Apparatus" all equipment in which electrical conductors are used supported or of which they may form part;

       "Appendix" the form of draft lease of the Accommodation (where required) attached at the end of this agreement.

       "Authorised Electricity Operator" a person who is the holder of a licence to supply electricity under the Electricity Act 1989 or exempted from holding such a licence under that Act;

       "Competent Authority" includes the Secretary of State, the Director and any local or national agency, authority, department, inspectorate, minister, ministry, official or public or statutory person of, or of the government of, the United Kingdom or of the European Economic Community;

       "Connect(ed)" the installation of the Connection Equipment in such a way that subject to Energisation You may receive a supply of electricity over the Distribution System;

       "Connection Equipment" that part of Our Equipment which has been or is to be provided and installed by Us to provide a connection at the Exit Point listed in Schedule 1 and where applicable is illustrated on the drawing attached to this agreement;

       "De-energise/De-onergisation" the movement of any switch or the removal of any fuse or the taking of any other step where no electrical current can flow from the Distribution System through the Connection Equipment to Your Installation at the Exit Point;

       "Design Short-Circuit Rating" the design short-circuit rating of the Distribution System at the Exit Point;

       "Directive" includes any present or future directive, requirement, instruction, direction or rule of any Competent Authority and includes any modification, extension or replacement then in force;

       "Director" the Director General of Electricity Supply appointed for the time being under the Act; whose address is: The Office of Electricity Regulation, Hagley House, Hagley Road, Edgbaston, Birmingham. B168QG.



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       "Disconnection" the electrical separation of all or any of the Connection
       Equipment;

       "Distribution Code" Our distribution code referred to in the Licence;

       "Distribution System" Our system for the distribution of electricity as defined in the Licence;

       "Energisation" the movement of any switch or the insertion of any fuse or the taking of any other step to enable an electrical current to flow from the Distribution System through the Connection Equipment to Your Installation at the Exit Point;

       "Exit Point" the point of connection at which a supply of electricity may flow between the Distribution System and Your Installation upon Energisation;

       "Force Majeure" any event or circumstance which is beyond the reasonable control of either Us or You (whichever applies) and which results in or causes the failure of either Us or You to perform any of the relevant obligations under this agreement;

       "Good Industry Practice" the exercise of that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled operator engaged in the same type of undertaking under the same or similar circumstances;

       "kVA" kilovoltamperes;

       "kW" kilowatts;

       "Licence" Our public electricity supply licence granted under the Act;

       "Master Connection and Use of System Agreement" the agreement of that name dated 30th March 1990 and the Supplemental Agreements and made between NGC and others governing connection to and use of NGC's transmission system;

       "Material Effect" an effect causing either Us or You to carry out any works or to alter the manner of operation of Our Equipment or Your Installation (as the case may be) which in either case involves the expenditure of more than (pound)1,000;

       "Maximum Capacity" the amount of electricity expressed in kVA to flow through the Exit Point as specified in Schedule 2;

       "Metering Installation" any structures, equipment, lines, appliances or devices (not being Our Equipment) used or to be used by the Registered Meter Operator for the purpose of providing metering at the Point of Final Connection;

       "Metering Potential Fuses" the fuses which control the voltage supply to the Point of Final Connection;

       "Modification" any replacement, renovation, modification, alteration or construction by or on behalf of a Party to either that Party's Plant or Apparatus or the manner of its operation at the Exit Point which has or will have a Material Erect on the other Party at the Exit Point;

       "Modification Notification" the Company's standard form of Modification Notification which applies from time to time;



                                   Page - 12 -

       "Modification Offer" an offer by Us to You made under Clause 10 of terms for connection concerning a proposed Modification at or affecting the Exit Point including any revision or extension of such offer;

       "NGC" The National Grid Company PLC;
       "Our" belonging to South Western Electricity plc

       "Our Equipment" Our switchgear, metering or other equipment, lines, cables or other parts of the Distribution System or Our other property or rights;

       "Our Premises" any land or buildings of Ours in which any of Your Installation is to be installed;

       "Party" each person for the time being and from time to time party to this agreement and any successor(s) in title to, or permitted assign(s) of, such person;

       "Plant" fixed and movable items other than Apparatus;

       "Point of Final Connection" the point of interface between Our Equipment and the Metering Installation;

       "Pooling and Settlement Agreement" the agreement of that title for the time being approved by the Secretary of State or by the Director;

       "Promises" Your land or buildings in which Our Equipment is to be installed or is for the time being placed, including the premises specified in Schedule 1;

       "Registered Meter Operator" a company holding a valid Registration Certificate issued by the Registration Authority;

       "Regulations" the Electricity Supply Regulations 1988;

       "Schedules" the Schedules attached at the front of this agreement.

       "Tariff Customer" a person who requires a supply of electricity under
       Section 16(1) of the Act and is supplied by Us as a public electricity supplier otherwise than under a special agreement.

       "Us"or"We" South Western Electricity plc., as the context requires.

       "You" or "Your as the context requires, the legally independent person or company which is the second party to this agreement and which takes an electricity connection from South Western Electricity plc.

       "Your Installation" any structures, equipment, lines, appliances or devices (not being Our Equipment) used by You and connected or to be connected to the Distribution System;




                                   Page - 13 -

                          SOUTH WESTERN ELECTRICITY plc

          APPENDIX TO ELECTRICITY CONNECTION AGREEMENT - CONTRACT TERMS

                           Draft Lease for Substation

Substation site:

Customer's name:

Customers address:

THIS LEASE is made (date to be completed):

BETWEEN (1) The Customer and (2) SOUTH WESTERN ELECTRICITY plc whose registered office is situated at 800 Park Avenue Aztec West Almondsbury Bristol BS124SE
(SWEB)

Meanings of particular words or phrases:

"Customer's Premises"                 the land/building edged red upon the
                                      attached plan and situated at
                                      (to be completed)........................

"Substation                           Site" the accommodation provided by the
                                      Customer whether outdoors (consisting of a plinth upon which SWEB installs its substation equipment) or indoors
                                      (consisting of part or the whole of a
                                      building) situated upon the Customers
                                      Premises in which SWEB installs its
                                      substation equipment

"Varied Substation Site" the alternative accommodation provided by the Customer whether outdoors (consisting of a plinth upon which SWEB installs its substation equipment) or indoors (consisting of part or the whole of a building) situated upon the Customer's Premises in which SWEB installs its substation equipment

"Substation Variation
Notice" A Notice sent by the Customer to SWEB by Recorded Delivery Post addressed to SWEB's Company Secretary at SWEB's registered off ice accompanied by drawings showing the position of the Customer's new buildings approved by the appropriate Planning Authority with a date when the Customer will start work on the new buildings

"Substation Access"                   the most convenient route between the
                                      Substation Site (or the Varied
                                      Substation Site) and the nearest public
                                      highway

"Access Rights"                       rights enabling SWEB to have access with
                                      its vehicles and equipment to the
                                      Substation Site (or the Varied Substation
                                      Site)


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



                                      TOGETHER with rights for electricity
                                      cables enabling the substation to be
                                      connected to SWEB's electricity
                                      distribution network

"Premium"                             the sum of 5 pence

"Rent" the annual payment of one peppercorn (if demanded) payable on the 1st April annually

"Term"                                99 years commencing 1st April 1994

Customer Leaving Notice"      a Notice sent by the Customer to
                              SWEB by Recorded Delivery Post addressed to SWEB's
                              Company Secretary at SWEB's registered office advising of the Customer's intention to leave the Customer's Premises INCLUDING details of the person who will take over the Customer's Premises when the Customer leaves

2. IN CONSIDERATION of the Premium paid by SWEB to the Customer and SWEB (a) performing its obligations set out below and (b) paying the Rent the Customer LETS to SWEB for the period of the Term the Substation Site (or if the Customer redevelops the Customer's Premises the Varied Substation
       Site) TOGETHER (where the entrance to the Substation Site (or the Varied Substation Site) is not immediately on to a public highway) with all necessary Access Rights over and under the Substation Access

3.     SWEB's OBLIGATIONS

       (a)            to pay the Rent

       (b) to maintain its substation equipment at all times making good any damage which may arise because of the presence of the substation or the exercise of the Access Rights

       (c) except for any transfer to a public electricity supply licence holder carrying on in succession to SWEB not to part with possession of the Substation Site (or the Varied Substation Site)

       (d) to indemnity the Customer against all outgoings affecting the Substation Site (or the Varied Substation Site) arising out of SWEB's use of the Substation Site (or the Varied Substation Site)

4.     CUSTOMER'S OBLIGATIONS

       (a) not to interfere in any way with SWEB's use of the Substation Site (or the Varied Substation Site) or Access Rights

       (b) to maintain where applicable the building in which SWEB places the substation equipment to the satisfaction of SWEB and when SWEB notifies the Customer of


                                   Page - 15 -
                      any repair necessary then the Customer will make good the damage as soon as practicable

       (c) where the Customer has an entrance to the Customers Premises locked outside of normal working hours and SWEB cannot have access to its equipment without using such entrance then the Customer will EITHER install within the entrance gate a double locking device capable of accommodating a padlock for use solely by SWEB OR ensure such entrance will be opened immediately upon a reasonable request being made by SWEB

       (d) where the Customer decides to leave the Customer's Premises for any reason it will before doing so give to SWEB the Customer Leaving Notice at least 28 days before leaving

5.     MUTUAL DECLARATION

       (a) If SWEB does not (1) pay the Rent upon the due date when demanded by the Customer and it is in arrear for 28 days and/or (2) observe its obligations then the Customer shall be entitled EITHER to sue SWEB for breach of its obligations OR cancel this Lease and SWEB shall immediately then leave the Substation Site (or the Varied Substation Site)

       (b) When SWEB leaves the Substation Site (or the Varied Substation Site) it will remove all its equipment making good any damage it causes and ensure any redundant electricity cables upon the Customer's Premises are left in a safe condition

       (c) If the Substation Site and/or any electricity cables prevent or interfere with any redevelopment of the Customer's Premises then the Customer shall send a Substation Variation Notice to SWEB and SWEB will at the Customer's expense remove its substation from the Substation Site and erect a new substation in the Varied Substation Site and it necessary protect or relay electricity cables and for the remainder of the term of the Lease the Varied Substation Site shall apply

6.     CERTIFICATE OF VALUE

       IT IS HEREBY CERTIFIED that the transaction hereby effected does not form part of a larger transaction or of a series of transactions in respect of which the amount or value or the aggregate amount or value of the consideration exceeds (pound)60000





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